EXHIBIT 99.1

Game Trading Technologies, Inc. Announces Completion of Reverse Split

Hunt Valley, MD – February 16, 2011 – Game Trading Technologies, Inc. (the “Company” or “GTTI”) (OTCBB: GMTDD), a leading provider of comprehensive trading solutions for video game retailers, publishers, rental companies and consumers, announced that beginning at the open of trading on February 15th, 2011, the Company effected a one for two (1:2) reverse stock split of the Company’s common stock, with every two (2) shares of common stock of the Company issued and outstanding being converted into one (1) share of common stock. The Company’s ticker symbol was temporarily changed by FINRA to GMTDD, and it will revert back to GMTD twenty (20) business days after February 15th, 2011.  As a result of the reverse stock split, the Company has approximately 4,226,250 shares of common stock issued and outstanding.

About Game Trading Technologies, Inc.
Founded in 2003 and headquartered in Hunt Valley, MD, GTTI is a leading video game trading services provider focused on valuation, procurement, refurbishment, and redistribution of pre-owned video games. GTTI offers unique services, supported by innovative technologies to an array of national firms, allowing them to better serve customers who want to trade their games for store credit or purchase pre-owned games. The foundation of most of these relationships is GTTI’s proprietary game trading database that updates values on more than 10,000 video games and consoles on a daily basis according to market conditions. GTTI shares are quoted on the OTC Bulletin Board under the symbol “GMTDD.” For additional information, visit www.gtti.com or call (877) 631-GAME (4263).

Follow GTTI news and developments on Facebook: http://www.facebook.com/pages/Game-Trading-Technologies-Inc/124707640893393?ref=ts  and Twitter: http://twitter.com/GTTI_News.

Cautionary Note Regarding Forward-Looking Statements
Statements included in this press release, which are not historical in nature, are intended to be, and are hereby identified as "Forward-Looking Statements" for purposes of safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Readers are directed to the company's filings with the U.S. Securities and Exchange Commission at www.sec.gov for additional information and a presentation of the risks and uncertainties that may affect the company's business and results of operations.

Company Contact:
Jody Janson
Game Trading Technologies, Inc.
Tel: 877-631-GAME (4263)
Email: jody@gtti.com